EXHIBIT 10.4
February 5, 2010
Irvine Sensors Corporation
3001 Red Hill Avenue
Costa Mesa, CA 92626
Attn: John J. Stuart, Jr.
Fax No.: (714) 444-8773
Gentlemen:
Longview Fund, L.P. (“Longview”) hereby (i) consents to the extension for an additional thirty (30) days of the sixty (60) day period set forth in Section 10(j) of that certain Term Loan and Security Agreement dated as of December 29, 2006, in Section 2.5 of that certain Secured Promissory Note dated as of July 19, 2007 and in Section 2.3 of that certain Contingent Secured Promissory Note (Buyout) dated as of November 28, 2007; and (ii) acknowledges that during such extended period of time, the entry of the Judgment on the Verdict against Irvine Sensors Corporation (the “Company”) in Timothy Looney v. Irvine Sensors Corporation et al (Orange County Superior Court Case No. 30-2008-00101264-CU-BC-CVC) shall not constitute a default, event of default or other acceleration event under Sections 10(e) and (j) of that certain Term Loan and Security Agreement dated as of December 29, 2006, Sections 2.5 and 2.8 of that certain Secured Promissory Note dated as of July 19, 2007, Sections 2.3 and 2.5 of that certain Contingent Secured Promissory Note (Buyout) dated as of November 28, 2007, Section 7(a)(xii) of that certain Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series A-1 10% Cumulative Convertible Preferred Stock of the Company as filed with the Delaware Secretary of State on April 14, 2008 or Section 7(a)(xi) of that certain Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series A-2 10% Cumulative Convertible Preferred Stock of the Company as filed with the Delaware Secretary of State on March 24, 2009.

Sincerely, LONGVIEW FUND, LP
By:	/s/ S. MICHAEL RUDOLPH
	Name:	S. Michael Rudolph
	Title:	CFO — Investment Advisor
cc:	Dorsey & Whitney LLP 38 Technology Drive, Suite 100 Irvine, CA 92618 Attn: Ellen Bancroft, Esq. Fax No.: (949) 932-3601